Exhibit 10.38

This Agreement dated as of August    , 2004 (the “Effective Date”), is between Grupo TMM, S.A., a sociedad anónima incorporated under the laws of the United Mexican States (“Mexico”) (“TMM”), Promotora Servia, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico, (“Servia”), and JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York state chartered banking corporation (the “Bank”).

WITNESSETH

A.            TMM has authorized and obtained all necessary approvals to carry out on exchange offer, pursuant to which it will exchange its outstanding 9 1/2% notes due 2003 (the “2003 Notes”) and its 10 1/4% senior notes due 2006 (“2006 Notes” and together with the 2003 Notes the “Existing Notes”) for new 10 1/2% notes due 2007 (the “New Notes”). The New Notes will be exchanged for the Existing Notes, and shall also be used to pay certain payables of TMM.

B.            On January 15, 1991, Transportación Maritima Mexicana, S.A. de C.V. (now Grupo TMM, S.A.) and Grupo Servia, S.A. de C.V. (now Promotora Servia, S.A. de C.V.) entered into a services agreement (as amended, modified and supplemented from time to time), by which Servia provided TMM with administration, financial, corporate and business management services (the “Services Agrement”).

C.            On August 23, 2001, TMM and Servia entered into an agreement to terminate the Services Agreement, as amended by (i) an amendment agreement dated as of October 11, 2001, (ii) a second amendment agreement dated as of August 27, 2002, and (iii) certain letter agreement executed as of August 27, 2002, by which TMM agreed and assumed the obligation to pay to Servia the amount of US$17,500,000.000 (seventeen million five hundred thousand 00/100) dollars, legal currency of the United States (“Dollars”) as payment for termination of the Services Agreement (the “Termination Payment”).

D.            TMM and Servia acknowledge that as of the date hereof, the outstanding balance of the Termination Payment is US$6,500,000.00 (six million five hundred thousand 00/100) Dollars.

E.             TMM has offered Servia to pay the outstanding balance of the Termination Payment, by transferring to Servia New Notes for such amount, and Servia has agreed to receive New Notes in payment of the outstanding balance of the Termination Payment.

NOW, THEREFORE, in consideration of the terms and conditions set forth below, the Parties agree as follows:

1.             Payment of the Termination Payment

Servia agrees to receive from TMM and TMM agrees to deliver to Servia, in the date of this Agreement, as payment for the outstanding balance of the Termination Payment, New Notes for the amount necessary to cover the outstanding balance of the Termination Payment.

Due to the foregoing, Servia hereby acknowledges that TMM has paid the Termination Payment in full, and by its signature in this Agreement grants in favor of TMM the most ample receipt available in law, and releases TMM from any and all liabilities derived from the Termination Payment, for all legal effects whatsoever.

2. Appearance of JP Morgan

The Bank appears and executes this Agreements in its character of creditor of Servia pursuant to the Facility Agreement, September 18, 1997, in order to express its consent with payment of the Termination Payment by TMM to Servia pursuant to the terms and conditions hereof.

3. Miscellaneous

3.1           Assignment. Neither party may assign totally or partially its rights and obligations under or in connection with this Agreement without prior written consent of the other Parties for such purpose.

3.2           Applicable Law; Jurisdiction.

(1)           To the extent legally permissible, this Agreement shall be governed by, construed and interpreted in accordance with the applicable Laws of Mexico

(2)           For everything related to the interpretation and enforceability of this Agreement, the Parties expressly and irrevocably submit themselves to the jurisdiction of the competent courts of Mexico City, Federal District, and hereby irrevocably and uncoditionally waive to any other forum or jurisdiction afforded to them by law or othewise.

3.3           Modifications, Etc. No amendment or waiver of any of the terms and conditions of this Agreement, nor consent to departure from any such terms and conditions, shall have effect unless the same shall be in writing and signed by all of the Parties; and even in such case, such modification, waiver or consent shall only be effective for the specific purpose and for the specific instance for which given.

3.4           Severability. If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired. In that case the invalied or unenforceable provision is deemed to be replaced by such a valid and enforceable provision which corresponds as closely as possible to the invalid or unerforceable privision.

3.5           Entire Agreement. This Agreement sets out the entire agreement and understanding between the Parties with respect to its subject matter, and supersedes any and all earlier and current agreements, either orally or in writing, between the Parties.

3.6           Notices. Any notice or other communication required or permitted to be given or made pursuant to this Agreement shall be in writing and sent by Registered or Certified Mail, facsimile or letter delivered by hand to the Party to whom such notice or communication is required or permitted to be given at the address set forth in the signature pages of this Agreement. If a notice or other communication is sent by facsimile, the sending Party shall confirm such fecsimile by written letter.  The notice or communication shall be deemed to have been given once the facsimile is sent to the other Party, provided that, a confirmatory copy of the facsimile letter is mailed on the same day on which the facsimile letter is sent to the other Party and that such confirmatory copy is received within normal time of delivery by postal services.

3.7           Titles: Headings. The titles of the articles, paragraphs and the sections of this Agreement, appear only for the convenience of the Parties, and in no case shall interfere with the legal interpretation of this Agreement.

3.8           Counterparts. This Agreement may be signed in one or more counterparts by the Parties, each of which shall constitute an orginal and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Grupo TMM, S.A.

/s/ [ILLEGIBLE]		/s/ [ILLEGIBLE]
By:	[ILLEGIBLE]	By:	[ILLEGIBLE]
Title:	Director General	Title:	[ILLEGIBLE]
Domicile: Av. de la Cuspide 4755		Domicile: Av. de la Cuspide 4755
Col. Parques del Pedregal 14010,		Col. Parques del Pedregal 14010,
México, D.F.		México, D.F.

Promotora Servia, S.A. de C.V.

/s/ [ILLEGIBLE]		/s/ [ILLEGIBLE]
By:	[ILLEGIBLE]	By:	[ILLEGIBLE]
Title:	Presidente	Title:	[ILLEGIBLE]
Domicile: Génova No. 2 Desp. 301,		Domicile: Génova No. 2 Desp. 301,
México, D.F.		México, D.F.

Consented to:

JP Morgan Chase Bank

/s/ Jorge Sosa
By:	JORGE SOSA
Title:	MANAGING DIRECTOR
Domicile:	345 PARK AVE
NEW YORK NY